Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
For Immediate Release: December 4, 2025
Boise Cascade announces CEO transition
Nate Jorgensen to retire; Jeff Strom appointed successor

BOISE, Idaho – Boise Cascade Company (“Boise Cascade” or the “Company”) (NYSE: BCC) announced today that Nate Jorgensen, Chief Executive Officer, plans to retire effective March 2, 2026. The board of directors has unanimously appointed Jeff Strom, Chief Operating Officer, to succeed Jorgensen effective March 3, 2026. Jorgensen will continue to serve as a director on the Company’s board after his retirement. The Company does not plan to backfill the chief operating officer role after the transition.

“This is a planned transition and part of the Company’s deliberate and long-term succession planning process to ensure stability and continued momentum in our strategy and operations,” said Tom Carlile, Chair of Boise Cascade’s board. “On behalf of the entire board of directors, I extend our gratitude to Nate Jorgensen for his outstanding leadership. Nate has led with steadfast integrity and remarkable vision for the last six years, guiding the Company through a global pandemic and tremendous growth. The positive impact of his leadership will extend far beyond his tenure as CEO.”

Carlile continued, “Our board is equally confident in Jeff Strom and his leadership and experience, which spans over 34 years in our industry. As chief operating officer, Jeff has successfully driven to further leverage our integrated model, and he has been instrumental in driving operational excellence and customer focus across the Company. In addition to his strong leadership and experience, Jeff embodies our Company’s core values of Safety, Integrity, Respect, and the Pursuit of Excellence. The board is confident that Jeff will continue to build on our strong foundation and lead Boise Cascade into a bright future.”

“It has been a privilege to lead this Company and its exceptional people,” said Jorgensen. “Together, we’ve grown our business, strengthened our relationships, and positioned our Company for long-term success. I have great confidence in Jeff and know he will continue to build on this strong foundation.”

“I am honored and excited to serve as the next CEO of Boise Cascade,” said Strom. “Our Company’s strength lies in our people and our shared commitment to excellence in everything we do. I’m excited to build on our momentum and continue to create value for our customers, suppliers, investors, associates, and the communities where we live and work.”

Jeff Strom has been in the building materials industry for over 34 years. He joined Boise Cascade in 2006 and has served in several key roles and progressive leadership positions during his 19 years with the Company. Prior to his current role as the chief operating officer, he was the executive vice president of the Company’s building materials distribution (BMD) division. Prior to that, he was the vice president and general manager for the BMD Eastern Region. Jeff holds a bachelor’s degree in management from the Georgia Institute of Technology. He also serves on the board of trustees for the Boise Valley Habitat for Humanity.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit www.bc.com.